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                                 PROMISSORY NOTE

$705,883                                                           June 19, 2002

      FOR VALUE RECEIVED, Warren A. Stephens Grantor Trust UID 9/30/87 ("Maker"), promises to pay to the order of Stephens Holding Company, 111 Center Street, Little Rock, Arkansas, ("Holder"), in lawful money of the United States of America, the principal sum of Seven Hundred Five Thousand Eight Hundred Eighty Three and NO/l00 Dollars ($705,883) with interest thereon until paid at a rate of 4.74% per annum, calculated annually both before and, if applicable, after, default and judgment.

      Principal and interest shall be paid by the Maker to the Holder as follows:

            (a) All accrued interest shall be due and payable on June 1 of each year until maturity. Any accrued interest that is not paid when due shall be compounded and added to the amount of principal due.

            (b) Principal and all accrued interest shall be due June 1, 2011.

      Payment of any sums due hereunder shall be made to the Holder at its offices in Little Rock, Arkansas, or to such other person and at such other place as the Holder may designate in writing from time to time.

      The Maker may prepay this Note, in whole or in part, at any time without penalty or premium. All payments, when received, shall be credited to accrued and unpaid interest, then principal. No partial prepayment shall excuse Maker from paying any future installment or principal or interest when the same becomes due.

      An "Event of Default" shall be deemed to have occurred under this Note, if:

      (a) The Maker shall fail to pay fully and punctually any sum hereunder when due

      (b) The Maker shall become insolvent, shall become generally unable to pay his/her/its/their debts as they become due, shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency, or similar law or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, or liquidator for him/her/it/them or for a substantial portion of his/her/its/their property, assets, or business or to effect a plan or other arrangement with his/her/its/their creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition files against him/her/it/them in any bankruptcy, insolvency, or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for him/her/it/them or a substantial portion of his/her/its/their property, assets, or business; or

      (c) Involuntary proceedings or an involuntary petition shall be commenced or filed against the Maker under any bankruptcy, insolvency, or similar law for the appointment of a receiver, trustee, or custodian for the Maker or of a substantial part of the property, assets, or business of the Maker, or any writ, order, judgment, warranty of attachment, execution, or similar process shall be issued or levied against a substantial part or the property, assets, or business of the Maker and such proceeding or petition shall not be dismissed, or such writ, order, judgment, warrant of attachment, execution, or similar process shall not be released, vacated, or fully bonded within thirty (30) days after commencement, filing, or levy, as the case may be.

      (d) Any event occurs that could result in a default under, or acceleration of, any other indebtedness of the Maker to any person or entity.

      If an Event of Default occurs, (i) this Note may be declared due and payable in full by the Holder upon notice to the undersigned as provided herein, in which event this Note shall be and become immediately due and payable in full, provided, however, in the case of an Event of Default under paragraph (b) above, this Note shall become immediately due and payable in full without any notice or action by the Holder hereof and (ii) the Holder of this Note may avail itself of any remedies provided for at law or in equity and may take such actions or proceedings at law or in equity which the Holder deems advisable to collect and enforce payment of all amounts then due upon this Note whether by reason of maturity of such amounts or acceleration thereof pursuant hereto. If this Note, or any
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part hereof, is placed in the hands of an attorney for collection, then the undersigned agrees to pay all expenses and costs of collection, including reasonable attorneys' fees, which expenses, costs and fees shall be due regardless of whether any suit to enforce or collect is filed by the Holder.

      The Maker and all sureties or endorsers and guarantors of this Note waive all notices, demands for payment, presentations for payment, notices of intention to accelerate maturity, protests and notices of protest as to this Note, and each consents that the Holder may at any time, and from time to time, upon request of or by agreement with any of such parties, extend the time of payment of all or any part of this Note before, at, or after maturity.

      The failure to exercise the option to accelerate the maturity of this Note upon the happening of any Event of Default shall not constitute a waiver of the right of the Holder to exercise the same or any other option at that time or at any subsequent time with respect to such uncured default or any other Event of Default. The remedies of the Holder as provided in this Note shall be cumulative and concurrent and may be pursued separately, successively, or together as often as occasion therefor shall arise, at the sole discretion of the Holder, until all sums due hereunder have been paid in full. The acceptance by the Holder any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release, or extinguish any remedy of the Holder or the rights of the Holder to exercise the foregoing option or any other option granted to the Holder or any party in this Note, at that time or at any subsequent time, or nullify any prior exercise of any such option, or (ii) impair, reduce, release, extinguish, or adversely affect the obligations of any party liable under such documents as originally provided therein.

      This Note shall be construed in accordance with and governed by the laws of Arkansas.

                                    Warren A. Stephens Grantor Trust UID 9/30/87


                                    By: /s/ Jon E.M. Jacoby
                                        -------------------
                                            Jon E.M. Jacoby, Trustee